Execution Copy

SECURED PROMISSORY NOTE

$5,000,000.00	April__, 2010

FOR VALUE RECEIVED, Cytomedix Acquisition Company, LLC, a Delaware limited liability company (“Buyer”), and Cytomedix, Inc., a Delaware corporation (“Parent”, and together with Buyer, “Obligors”), hereby jointly and severally promise to pay to the order of Sorin Group USA, Inc. a Delaware corporation (“Seller”), without setoff or counterclaim (except to the extent explicitly permitted pursuant to Section 8.8 of the Asset Purchase Agreement), at the principal office of Seller in Arvada, Colorado, or such place as the holder of this Note may from time to time designate, the principal sum of Five Million Dollars ($5,000,000), payable as follows: (i) installments of $800,000 (Eight Hundred Thousand Dollars) each on the six and twelve month anniversaries hereof, (ii) installments of $1,200,000 (One Million Two Hundred Thousand Dollars) each on the eighteen and twenty-four month anniversaries hereof, and (iii) an installment of $1,000,000 on the thirtieth month anniversary hereof (the “Maturity Date”).  All amounts payable on this Note shall be payable in lawful money of the United States of America.  Each Obligor further covenants and agrees as follows:

1.           Reference to Other Documents.  This Note is issued pursuant to Section 2.4 of the Asset Purchase Agreement.

2.           Certain Definitions.  As used in this Note, the following terms shall have the following meanings:

“Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of April __, 2010 by and among Seller, Buyer and Parent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York, New York or Milan, Italy are required or authorized to close.

“Note” shall mean this Secured Promissory Note.

Terms used and not otherwise defined in this Note and defined in the Uniform Commercial Code as in effect from time to time in the State of Delaware (the “Code”) shall have the meanings set forth in the Code.

3.           Interest.  The unpaid principal balance of this Note shall bear interest, payable in arrears at the time of each scheduled payment of principal hereunder, computed at the rate of 2.7% per annum.  All principal, interest and other amounts unpaid after an Event of Default shall bear interest, payable on demand, computed at a rate equal to 4% per annum plus the rate otherwise payable hereunder. Interest shall be calculated for the actual number of days elapsed, using a daily rate determined by dividing the annual rate by 360.

4.           Prepayment.  This Note may be prepaid by Obligors, in whole or in part, at any time and from time to time, without premium or penalty.  All prepayments shall be applied against scheduled payments of principal due hereunder in the inverse order of their maturity.

5.           Security Interest.  To secure payment of its obligations under this Note, Buyer grants to Seller a security interest in all of the property described below in which Buyer has or acquires an interest, wherever located, whether now owned or hereafter arising or acquired (collectively, the “Collateral”):  (a) all equipment, fixtures, and inventory, including all spare and repair parts, special tools, equipment and replacements for any of the foregoing, and any software embedded therein or related thereto; (b) all accounts, contract rights, documents, chattel paper (including electronic chattel paper), instruments, and general intangibles, and all returned or repossessed goods the sale of which gave rise to any of the foregoing; (c) all financial assets, investment property, securities, security entitlements, securities accounts, commodity contracts, and commodity accounts, including all substitutions and additions thereto, and all dividends, distributions and sums distributable or payable from, upon or in respect of such property; (d) all commercial tort claims; (e) all deposit accounts and all cash balances from time to time credited to such accounts;  (f) all letter-of-credit rights; (g) all supporting obligations that support the payment or performance of any of the foregoing; and (h) all additions and accessions to, all proceeds, products, offspring and profits of, and all rights and privileges incident to, any of the foregoing..

In order to induce Seller to accept this Note from Obligors, Buyer warrants that while any amount under this Note remains unpaid:  (a) Buyer is the owner of the Collateral free of all encumbrances and security interests except the security interests of Seller and other security interests Seller may permit in writing from time to time; (b) Seller has a valid and perfected security interest in the Collateral; (c) the execution and delivery of this Note will not violate or constitute a breach of any agreement or restriction to which Buyer is a party or is subject; (d) the name appearing below the signature of Buyer is Buyer’s correct and exact name; (e) Buyer does not use any other names; (f) the address appearing below Buyer’s name is Buyer’s principal business address (and Buyer shall advise Seller in writing at least thirty (30) days before any change of name or principal business address).

Buyer shall:  (a) keep the Collateral free from all liens, encumbrances and security interests (other than the security interests of Seller and other security interests Seller may permit in writing from time to time); (b) defend it against all claims and legal proceedings by persons other than Seller; (c) pay and discharge when due all taxes, license fees, levies and other charges upon it; (d) and not sell, lease, license or otherwise dispose of it except in the ordinary course of business prior to the occurrence of an Event of Default.  Loss of or damage to the Collateral shall not release Buyer from any of the obligations under this Note.  Buyer shall pay all expenses and, upon request, execute and deliver any further documents and take any further actions reasonably deemed advisable by Seller to preserve the Collateral or to establish, determine priority of, perfect, continue perfected, terminate and/or enforce Seller’s interest in it or rights under this Note.  Buyer shall pay and discharge all lawful taxes, assessments and governmental charges upon Buyer or against its properties prior to the date on which penalties attach, unless and to the extent only that such taxes, assessments and charges are contested in good faith and by appropriate proceedings by Buyer.

Seller has no duty to protect, insure, collect or realize upon the Collateral or preserve rights in it against prior parties.  Buyer authorizes Seller to prepare and file financing statements describing the Collateral in such jurisdictions as Seller deems appropriate. No delay on the part of Seller in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein specified are cumulative and not exclusive of any rights or remedies which Seller would otherwise have.

6.           Setoff.  Each Obligor grants Seller a security interest and lien in any and all monies, balances and accounts now or hereafter owed Seller by such Obligor and agrees that Seller may, and Seller reserves the right to, charge and set off against any such monies, balances and accounts any amounts owing on the Note, whether due or not.  This right of set off may be exercised notwithstanding the subordination provisions below.

7.           Rights of Holder.  Without affecting the liability of either Obligor, the holder of this Note may, from time to time and without notice, renew or extend the time for payment, accept partial payments, release or impair any collateral security for payment of this Note, or agree not to sue any party liable on it.

8.           Default.  If any one or more of the following conditions or events (each an “Event of Default”) shall occur:

a.           Default in Payment of Note:  If Obligors shall default in the payment of any principal, interest or other amount due under the terms of this Note; or

b.           Default in Compliance with Note Terms:  If Obligors shall default in the performance of or compliance with any term (other than payment of any principal or interest hereon) contained in this Note and such default shall not have been remedied within ten (10) Business Days after the occurrence thereof; or

c.           Breach of Representation or Warranty:  If any representation or warranty made by Obligors in this Note proves to be incorrect in any material respect or is breached in any material respect; or

d.           Other Agreements:  If any representation or warranty set forth in Article IV of the Purchase Agreement shall cease to be true at any time while any principal or interest on this Note remains outstanding (notwithstanding that such representations and warranties are made as of execution of the Asset Purchase Agreement and Closing thereunder, for purposes of this Note such representations and warranties shall be deemed to be continually remade); or

e.           Bankruptcy; Insolvency; Involuntary or Voluntary Liquidation or Dissolution:  If either Obligor (1) shall make an assignment for the benefit of creditors, or (2) shall admit in writing its inability to pay a major part of its debts as they become due, or (3) shall become the subject of any insolvency, bankruptcy, receivership, or dissolution proceeding and, if such proceeding is instituted against such Obligor, shall have been consented to or acquiesced in by such Obligor, or shall remain un-dismissed for 60 days, or an order for relief shall have been entered against such Obligor (any event under this clause (e) being a (“Bankruptcy Default”));

Then Seller may at any time, (x) at the option of Seller, by written notice given to either Obligor, declare this Note to be, and this Note shall thereupon become, due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and Obligors forthwith will pay to Seller (i) the whole of the principal balance of this Note (then outstanding), (ii) all interest owed, (iii) all other sums, as provided in this Note and (iv) all costs incurred by Seller in connection with this Note or any renewal, extension, or change of or substitution for this Note or any part thereof, whether made or incurred at the request of Obligors and including all costs of enforcement, including reasonable attorneys’ fees and (y) exercise any and all rights of a secured party upon default under the Code.  Notwithstanding the foregoing, in the event of a Bankruptcy Default all sums referred to in (i) through (iv) above shall automatically mature and become immediately payable by Obligors.  Seller’s receipt of any payment after the occurrence of an Event of Default shall not constitute a waiver of such default or any of the Seller’s rights and remedies.

9.           Guaranteed.  The obligations of each Obligor hereunder are secured, in part, by that certain Limited Guarantee Agreement dated the date hereof given by Charles Sheedy, David Jorden, George McDaniel, Mike McDaniel, William Miller and John Paul DeJoria in favor of Seller.

10.         Waiver.  The obligations of each Obligor hereunder shall be joint and several, and  the liability of each Obligor shall be absolute and unconditional, regardless of the liability of the other Obligor; and each Obligor acknowledges that Seller has not made any representations or warranties regarding the financial condition of any other Obligor or the value of any collateral.  Each Obligor and any indorsers, sureties or guarantors waive presentment, demand, notice of dishonor and protest, and agree to pay all costs of collection, before and after judgment, including reasonable attorneys’ fees and legal expenses.

11.         Governing Law.  This Note is governed by the internal laws of the State of Delaware, except to the extent superseded by federal law.

This Note was executed as of the date first written above.

CYTOMEDIX ACQUISITION COMPANY, LLC

By:
Martin Rosendale, President

CYTOMEDIX, INC.

By:
Martin Rosendale, CEO

OBLIGORS’ ADDRESS:
c/o Cytomedix, Inc.
416 Hungerford Drive, Suite 300
Rockville, MD 20850
Attention: Martin Rosendale, Chief Executive Officer
Fax: 240.499.2690